Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 15, 2024, with respect to the combined financial statements of the Starz Business of Lions Gate Entertainment Corp. included in Amendment No. 1 to the joint Registration Statement (Form S-4 No. 333-282630) and related joint Proxy Statement/Prospectus of Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp. for the registration of new classes of common stock of Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp.

/s/ Ernst & Young LLP

Denver, Colorado

November 26, 2024